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                          UNIVERSAL DISPLAY CORPORATION

                           CERTIFICATE OF DESIGNATIONS
                      Series B Convertible Preferred Stock

              Pursuant to Section 1522 of the Business Corporation
                     Law of the Commonwealth of Pennsylvania



         UNIVERSAL DISPLAY CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended and restated through the date hereof (as amended and restated, the "Articles of Incorporation") and pursuant to the provisions of ss.1727(b) of the Pennsylvania Business Corporation Law, the Board of Directors, at a duly constituted meeting of such Board on September 29, 2000, adopted the following resolution providing for the voting powers (if any), designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series B Convertible Preferred Stock (as hereinafter defined).

         WHEREAS, the Articles of Incorporation of the Corporation provide for two classes of shares known as common stock, $0.01 par value per share (the "Common Stock"), and preferred stock, $0.01 par value per share ("Preferred Stock"); and

         WHEREAS, the Board of Directors of the Corporation is authorized by the Articles of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the Commonwealth of Pennsylvania, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate a series of Preferred Stock designated "Series B Convertible Preferred Stock" and fixes and determines the rights, preferences, qualifications, limitations and restrictions relating to the Series B Convertible Preferred Stock as follows:

         1. Designation of Series B Convertible Preferred Stock. The shares of such series of Preferred Stock shall be designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall be 300,000. The par value of the Series B Preferred Stock shall be $0.01 per share and the issuance price of the Series B Preferred Stock shall be $21.48 per share (the "Original Issuance Price"). The Series B Preferred Stock shall have the relative rights, designations, preferences, qualifications, privileges, limitations and restrictions applicable thereto as follows:


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         2.   Rank.

         The Series B Preferred Stock shall rank senior to the Common Stock and any other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up. Nothing herein shall prevent the Corporation from creating any other class of stock ranking pari passu or senior to the Series B Preferred Stock.

         3.   Dividends.

         If the Corporation's Board of Directors declares or the Corporation pays any dividends with respect to the Common Stock (whether payable in cash, securities or other property except for dividends payable solely in shares of Common Stock), the Corporation shall be deemed to have declared with respect to all shares of outstanding Series B Preferred Stock, and the Corporation shall pay to each holder of shares of Series B Preferred, dividends in an amount equal to the product of (i) the amount of dividends so declared or paid with respect to each share of Common Stock and (ii) the number of shares of Common Stock (including fractions thereof) issuable upon conversion of the shares of Series B Preferred held by such holder on the record date for such dividend with respect to the Common Stock.

         Nothing contained in the foregoing shall prevent the Corporation from:
(i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock paid to the holders of shares of such class of capital stock; (ii) complying with any specific provision of the terms of any subsequently designated series of Preferred Stock in accordance with its terms;
(iii) declaring and paying all accrued dividends on the Series B Preferred Stock; (iv) redeeming or repurchasing any stock of a deceased shareholder out of proceeds of insurance held by the Corporation on that shareholder's life; or (v) redeeming or repurchasing any stock of any director, officer, employee, consultant or other person or entity, pursuant to a stock repurchase agreement or stock restriction agreement under which the Corporation has the right or obligation to repurchase such shares in the event of death, termination of employment or of the consulting arrangement, or other similar discontinuation of a business relationship.

         4.   Liquidation, Dissolution or Winding Up.

              4.1    Treatment at Liquidation, Dissolution or Winding Up.

                     4.1.1 In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series B Preferred Stock in liquidation preference, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to, or on a parity with, the Series B Preferred Stock with respect to liquidation preference, the holders of each share of Series B Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings ("Available Assets"), an amount equal to the Original Issuance Price per share of Series B Preferred Stock (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Preferred Stock) plus any accrued but unpaid dividends.


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         If, upon liquidation, dissolution or winding up of the Corporation, the
Available Assets shall be insufficient to pay the holders of Series B Preferred Stock, the holders of Series B Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series B Preferred Stock and such other series of Preferred Stock if all liquidation preference dollar amounts with respect to such shares were paid in full. Upon the occurrence of a liquidation, dissolution or winding up of the Corporation, the Series B
Preferred Stock shall rank pari passu with any other series of preferred stock hereinafter created which ranks pari passu with the Series B Preferred Stock.

                  4.2 Treatment of Reorganization, Consolidation, Merger, or Sale of Assets. Any merger, consolidation or other corporate reorganization or combination to which the Corporation is a non-surviving party or in which there is a recapitalization, reorganization, reclassification or other similar change in the capital structure of the Corporation, and any sale of all or substantially all of the assets of the Corporation, shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section 4 upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock. The provisions of this Section 4.2 shall not apply to (i) any reorganization, merger or consolidation involving only a change in the state of incorporation of the Corporation, (ii) a merger of the Corporation with or into a wholly-owned Subsidiary of the Corporation that is incorporated in the United States of America, or (iii) a merger, reorganization, consolidation or other combination, of which the Corporation is substantively the surviving corporation and operates as a going concern, with another corporation incorporated in the United States of America and which does not involve a recapitalization, reorganization, reclassification or other similar change in the capital structure of the Corporation.

                  4.3 Distributions Other than Cash. Whenever the distribution provided for in this Section 4 shall be payable in whole or in part in property other than cash, the value of any property distributed shall be the fair market value of such property as reasonably determined in good faith by the Board of Directors of the Corporation. All distributions of property other than cash made hereunder shall be made, to the maximum extent possible, pro rata with respect to each series and class of Preferred Stock and Common Stock in accordance with the liquidation amounts payable with respect to each such series and class.

         5. Voting Power. Except as otherwise expressly provided in this Section 5 or Sections 4.2 or 7, or in any Statement of Designations, Preferences and Rights hereafter filed with respect to any other series of Preferred Stock, or as otherwise required by law, (i) each holder of Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the shareholders of the Corporation and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series B Preferred Stock could be converted, pursuant to the provisions of
Section 6 herein, at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, and (ii) the holders of shares of Series B Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the shareholders of the Corporation.


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         6.  Conversion Rights.  The holders of the Series B Preferred Stock shall have conversion rights as follows:

             6.1    Conversion.

             6.1.1  Voluntary Conversion. Each share of Series B Preferred
Stock shall be convertible, at the option of the holder thereof, at the times specified in this Section 6.1.1, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issuance Price by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The Conversion Price shall initially be the Original Issuance Price per share of Common Stock. Such initial Conversion Price shall be adjusted as hereinafter provided in Section 6. On and after each of September 29, 2001, September 29, 2002, September 29, 2003 and September 29, 2004 (each a "Conversion Date"), 75,000 shares of Series B Preferred Stock shall become convertible into Common Stock on a cumulative basis, such that a total of 75,000 shares of Series B Preferred Stock shall first become convertible on and after the first Conversion Date, a total 150,000 shares of Series B Preferred Stock (less any previously converted shares) shall be convertible on and after the second Conversion Date, a total of 225,000 shares of Series B Preferred Stock (less any previously converted shares) shall be convertible on and after the third Conversion Date, and all 300,000 shares of Series B Preferred Stock (less any previously converted shares) shall be convertible on and after the fourth Conversion Date.

             6.1.2 Conversion Price Adjustment On Conversion Dates. In the event that at the applicable Conversion Date, the average closing price per share of the Common Stock for the thirty (30) trading days ending two business days prior to such Conversion Date (the "Average Price") is less than $12.00 (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Common Stock), then the Conversion Price with respect to the 75,000 shares of Series B Preferred Stock first becoming convertible on that Conversion Date shall be reduced as of that Conversion Date to a price (calculated to the nearest cent) determined by multiplying the Conversion Price in effect immediately before the Conversion Date, but without regard to any prior adjustments under this Section 6.1.2, by a fraction, the numerator of which is the Average Price and the denominator of which is $12.00. In the event that, at any time the Common Stock shall cease to be listed or eligible for trading on at least one of the Nasdaq Small Cap Market, Nasdaq National Market, a national securities exchange, or a successor trading market in the United States of America having listing standards similar to any of the foregoing, then, in lieu of the Average Price, the corporation shall use the fair market value per share established by a valuation set by appraisal from an investment banking firm appointed by the holders of more than 50% of the outstanding Series B Preferred Stock and the Corporation. The Corporation shall have the option, in lieu of effecting an adjustment in the Conversion Price pursuant to this Section 6.1.2, to pay the holders of Series B Preferred Stock, within ten (10) days after each Conversion Date for which an adjustment would otherwise apply under this Section 6.1.2, an amount of cash equal to (i) the difference between $12.00 (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Common Stock) and the Average Price, multiplied by (ii) the number of shares of Common Stock into which the shares of Series B Preferred Stock would then become convertible if the adjustment provided by this Section
6.1.2 were effected minus the number of shares of Common Stock into which the shares of Series B Preferred Stock would then become convertible without regard to this Section 6.1.2. If the Corporation makes the cash payment as provided above with respect to a given Conversion Date, the shares of Series B Preferred Stock which first become convertible on such Conversion Date shall remain convertible in accordance with the other provisions of this Section 6 without regard to the adjustment provided in this Section 6.1.2.

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                  6.1.3 Mandatory Conversion. All outstanding shares of Series B
Preferred Stock shall be converted automatically into the number of fully paid, non-assessable shares of Common Stock into which such shares of Series B Preferred Stock are then convertible pursuant to this Section 6 on the date which is five (5) business days after the fourth Conversion Date, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

                  6.1.4 Optional Conversion in the Event of Reorganization, Consolidation, Merger, or Sale of Assets. Notwithstanding the provisions of
Section 6.1.1 hereof, any shares of the Series B Preferred Stock may, at the option of the holder thereof, be converted immediately prior to the effectiveness of any of the following events into fully-paid and non-assessable shares of Common Stock as calculated pursuant to this Section 6: any merger, consolidation or other corporate reorganization or combination to which the Corporation is a non-surviving party or in which there is a recapitalization, reorganization, reclassification or other similar change in the capital structure of the Corporation, or any sale of all or substantially all of the assets of the Corporation to which Section 4.2 hereof applies. The Corporation shall mail or cause to be mailed to each holder of Series B Preferred Stock a notice specifying the date on which any such merger, consolidation or other corporate reorganization or combination to which the Corporation is a non-surviving party or in which there is a recapitalization, reorganization, reclassification or other similar change in the capital structure of the Corporation, or sale of all or substantially all of the assets of the Corporation is expected to become effective (such notice shall be mailed by first class mail, postage prepaid, at least fifteen (15) days prior to the date specified in such notice on which action is being taken). In the event that at the date of effectiveness of any such transaction, the price per share of the Common Stock paid or exchanged in such transaction (the "Acquisition Price") is less than $12.00 (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Common Stock), then the Conversion Price with respect to the shares of Series B Preferred Stock becoming convertible under this Section 6.1.4 shall be reduced for purposes of such transaction to a price (calculated to the nearest cent) determined by multiplying the Conversion Price in effect immediately before such date of effectiveness by a fraction, the numerator of which is the Acquisition Price and the denominator of which is $12.00. The Corporation shall have the option, in lieu of effecting an adjustment in the Conversion Price pursuant to this Section 6.1.4, to pay the holders of Series B Preferred Stock, no later than the closing of the transaction to which this Section 6.1.4 is otherwise applicable, an amount of cash equal to (i) the difference between $12.00 (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Common Stock) and the Acquisition Price, multiplied by (ii) the number of shares of Common Stock into which the shares of Series B Preferred Stock would then become convertible if the adjustment provided by this
Section 6.1.4 were effected minus the number of shares of Common Stock into which the shares of Series B Preferred Stock would then become convertible without regard to this Section 6.1.4. If the Corporation makes the cash payment as provided above, the shares of Series B Preferred Stock which become convertible under this Section 6.1.4 shall remain convertible in accordance with the other provisions of this Section 6 without regard to the Conversion Price reduction provided in this Section 6.1.4.


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         6.2 Surrender of Certificates Upon Conversion. Before any holder of
Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificates representing such shares at the office of the Corporation or its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock so surrendered were convertible on the date on which the conversion occurred. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted, and the person(s) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. The Corporation shall not be obligated to issue such certificates unless certificates evidencing such shares of Series B Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

         6.3 Adjustment Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), then the Conversion Price for the Series B Preferred Stock in effect immediately prior to such event shall, as appropriate and concurrently with the effectiveness of such event, be decreased in the cases of clauses (i) or (ii) of the next sentence proportionate to the increase in the number of outstanding shares of Common Stock, and increased in the case of clause (iii) of the next sentence proportionate to the decrease in the number of outstanding shares of Common Stock. An "Extraordinary Common Stock Event" shall mean (i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.




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         6.4 Adjustment Upon Capital Reorganization or Reclassification. If the
Common Stock shall be changed into the same or different number of shares of any other class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than an Extraordinary Common Stock Event), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into, in lieu of the number of shares of Common Stock which the holder would otherwise have been entitled to receive, the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein. The provision for such conversion right shall be a condition precedent to the consummation by the Corporation of any such transaction unless the election described below is made. In the case of a transaction to which both this Section 6.4 and Section 4.2 herein apply, the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock shall have the option of electing treatment for the Series B Preferred Stock under either this Section 6.4 or Section 4.2 herein, notice of which election shall be submitted in writing to the Corporation at its principal office no later than fifteen (15) business days after the Corporation gives written notice to such holders setting forth a description of the transaction, the election that may be made under this Section 6.4, and the estimated closing date of the transaction. If no such election shall be made, the provisions of
Section 4.2 herein, and not this Section 6.4, shall apply.

         6.5 Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the number of shares of Common Stock into which the shares of Series B Preferred Stock are convertible, the Corporation at its expense will furnish each holder of Series B Preferred Stock so affected with a certificate prepared by the Treasurer or Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

         6.7 Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series B Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series B Preferred Stock, the Corporation shall pay to the holder of the shares of Series B Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series B Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series B Preferred Stock being converted.

         6.8 Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock (including any shares of Series B Preferred Stock represented by any warrants, options, subscription or purchase rights for Series B Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock (including any shares of Series B Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Series B Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.


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         7. Restrictions and Limitations on Corporate Action. The Corporation
will not take any corporate action without the approval by the holders of at least two-thirds of the then outstanding shares of Series B Preferred Stock, if such amendment or corporate action would alter or change the rights, preferences or privileges of the Series B Preferred Stock.

         8. No Dilution or Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series B Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms. Without limiting the generality of the foregoing, the Corporation
(a) will not increase the par value of any shares of stock receivable on the conversion of the Series B Preferred Stock above the amount payable therefor on such conversion, and (b) will take such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series B Preferred Stock from time to time outstanding.

         9. Notices of Record Date.  In the event of

                (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

                (b) any capital reorganization of the Corporation, any
            reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

                (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,


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then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series B Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right,
(ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least fifteen (15) days prior to the date specified in such notice on which action is being taken..

         10. Status of Converted Series B Preferred Stock. Any share or shares of Series B Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be returned to the status of authorized but unissued shares of undesignated Preferred Stock. Upon the cancellation of all outstanding shares of Series B Preferred Stock, the provisions of this Certificate of Designation of Series B Preferred Stock shall terminate and have no further force and effect.











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